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                         ELECTRONIC TRANSMISSION CORPORATION
                                    DALLAS, TEXAS
                                    JUNE 25, 1998

                                   Promissory Note
                                Due December 25, 1998

     Electronic Transmission Corporation, a Delaware corporation (the "Company"), for value received, promises to pay to David Hannah (the "Lender") or registered assigns, the sum of $100,000 on December 25,1998 (the "Maturity Date"), upon presentation and surrender of this Promissory Note at the office of the Company in Dallas, Texas. Interest owed to the Lender of this Promissory Note will be pre-paid in cash equivalent value of 100,000 shares of Common Stock, par value $.001 per share (the "Common Stock"). Payment of principal and interest shall be made at the offices of the Company and shall be mailed to the registered owner or owners hereof at the address appearing on the books of the Company.

     1. SECURITY. For valuable consideration, the Company grants to Lender a security interest in the Collateral to secure the indebtedness.

     2. COLLATERAL. The word "Collateral" means the following described property of the Company, whether now owned or hereafter acquired, whether now existing or hereafter arising and wherever located:

          All assets for ETC/Electra-Net, ETC and ETC Administrative Services, Inc.

In addition, the word "Collateral" includes all the following, whether now owned or hereafter acquired, whether now existing or hereafter arising, and wherever located:

     a. All accessions, accessories, increases, and additions to and all replacements of and substitutions for any property described above.
     b. All products and produce of any of the property described in this Collateral section.
     c. All accounts, general intangibles, instruments, rents, monies, payments, and all other rights, arising out of a sale, lease, or other disposition of any of the property described in this Collateral section.
     d. All proceeds (including insurance proceeds) from the sale, destruction, loss, or other disposition of any of the. property described in this Collateral section.
     e. All records and data relating to any of the property described in this Collateral section, whether in the form of a writing, photograph, microfilm, microfiche, or electronic media, together with all of the Company's right, title, and interest in and to all computer software required to utilize, create, maintain, and process any such records or data on electronic media.

     3. INTEREST. Interest on this indebtedness shall be pre-paid and shall be in the form of Common Stock of the Company. The Company shall issue 100,000 shares of

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Common Stock to Lender in full payment of the interest due for this indebtedness. The shares of Common Stock issued shall be subject to the same equitable adjustments described under Section 6 below.

     4. CONVERSION. The Lender may, at any time prior to the maturity hereof, convert the principal amount of this Promissory Note into Common Stock of the Company at the conversion ratio of $.50 (the "Conversion Price") of principal for one share of Common Stock; provided that if the Company has called this Promissory Note for redemption, the right to convert shall terminate at the close of business on the fifth business day prior to the date fixed as the date for the redemption.

     To convert this Promissory Note, the Lender must surrender same at the office of the Company, accompanied by a written notice of conversion and by a written instrument of transfer in a form reasonably satisfactory to the Company, properly completed and executed by the registered Lender or Lenders hereof or a duly authorized attorney.

     5. FRACTIONAL SHARES. In lieu of issuing any fraction of a share upon the conversion of this Promissory Note, the Company shall pay to the Lender hereof, for any fraction of a share otherwise issuable upon the conversion, cash equal to the same fraction of the then closing bid price of the Common Stock quoted on The OTC Electronic Bulletin Board or any other national or regional exchange on which the Company's securities are traded on the trading day preceding such conversion.

     6. EQUITABLE ADJUSTMENTS AGREEMENTS. The Lender shall be subject to equitable adjustment to reflect any stock dividend, stock split, reverse stock splits, share combination, exchange of shares, recapitalization, merger, consolidation, separation, reorganization, liquidation or similar transaction of or in any manner involving the Company.

     7. DEFAULT. If any of the following events occur ("Event of Default"), the entire unpaid principal amount of this Promissory Note shall immediately be due and payable:

     a. The Company fails to pay the principal of this Promissory Note at its maturity.
     b. The Company commences any voluntary proceeding under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, receivership, dissolution, or liquidation law or statute, of any jurisdiction, whether now or subsequently in effect; or the Company is adjudicated insolvent or bankrupt by a court of competent jurisdiction; or the Company petitions or applies for, acquiesces in, or consents to, the appointment of any receiver or trustee of the Company or for all or substantially all of its property or assets; or the Company makes an assignment for the benefit of its creditors; or the Company admits in writing its inability to p# its debts as they mature; or
     c. There is commenced against the Company any proceeding relating to the Company under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, receivership, dissolution, or liquidation law or statute, of any jurisdiction, whether now or subsequently in effect, and the proceeding remains undismissed for a period of sixty (60) days or the

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          Company by any act indicates its consent to, approval of, or acquiescence in, the proceedings; or a receiver or trustee is appointed for the Company or for all or substantially all of its property or assets, and the receivership or trusteeship remains undischarged for a period of sixty (60) days; or a warrant of attachment, execution or similar process is issued against any substantial part of the property or assets of the Company, and the warrant or similar process is not dismissed or bonded within sixty (60) days after the levy.

     8. COMPANY OBLIGATION. The holder of this Promissory Note shall not have any recourse for the payment in whole or of any part of the principal of this Promissory Note against any incorporator, or present or future stockholder of the Company by virtue of any law, or by the enforcement of any assessment, or otherwise, or against any officer or director of the Company by reason of any matter prior to the delivery of this Promissory Note, or against any present or future officer or director of the Company. The holder of this Promissory Note, by the acceptance hereof and as a part of the consideration for this Promissory Note, expressly agree that the Promissory
Note is an obligation solely of the Company and expressly release all claims and waive all liability against the foregoing persons in connection with this Promissory Note, other than claims based on actual fraud.

     IN WITNESS WHEREOF, the Company has sided this Promissory Note this 25th day of June, 1998.

                    ELECTRONIC TRANSMISSION CORPORATION


                    By:   /s/ Steven K. Arnold
                       -----------------------------------
                          Steven K. Arnold, Chairman and
                             Chief Executive Officer